Exhibit 99.1

Autoliv Cooperates with EU Antitrust Inquiry

(Stockholm, June 9, 2011) — Representatives of the antitrust authorities of the European Commision visited two of Autoliv’s German facilities to gather information for an inquiry into possible anti-competitive behaviors among certain suppliers to the automotive vehicle industry.

Autoliv, which has strict policies prohibiting anti-competitive behaviors, is cooperating fully with the investigation. At this time, no further information is available regarding the nature or outcome of the inquiry.

About Autoliv

Autoliv Inc., with its joint ventures, has 80 facilities with more than 45,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2011 are expected to grow by 15% to US $8.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.